Exhibit 10.28
October 7, 2022

Scott MacKenzie

BY EMAIL

Dear Scott:
We are very pleased to offer you the opportunity to join Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”), as Chief Strategy Officer, reporting directly to the Chief Executive Officer of the Company, effective October 8, 2022 (the “Start Date”). You will have the duties and responsibilities commensurate with your role and as may be assigned to you from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer. Your employment with the Company will be on an “at-will” basis, meaning you and the Company each have the right to terminate your employment at any time, for any reason or for no reason.
In consideration of your services, you will be paid an annual base salary of $180,000, payable in accordance with the Company’s ordinary payroll practices as established from time to time. In addition, if you remain employed by the Company on the applicable payment date, you will be eligible to receive an annual bonus with a target opportunity of up to 50% of your annual base salary, subject to the terms and performance conditions determined by the Board, payable on the date annual bonuses are paid to similarly situated employees of the Company.
As an inducement material to your willingness to accept this offer of employment, on the first business day following the Start Date, you will be granted options to purchase 1,224,030 shares of the Company’s Class A common stock, subject to the terms and conditions of the stock option award agreement under which the options are granted.
By signing below, you represent that you are not party to any agreement that would limit your ability to discharge your duties to the Company and its subsidiaries and affiliates. The Company may withhold from any payment due to you any taxes that are required to be withheld under any law, rule or regulation or any other authorized deductions. This letter may be executed in counterparts each of which will be deemed to be an original, but all of which will together constitute one and the same instrument. This letter will be governed by the laws of the State of New York, without regard to conflict of law principles.
If you wish to accept this position, please sign below and return the executed copy of this letter to the Company. We look forward to you joining the Company!

Sincerely,

/s/ Tim Fazio

Tim Fazio
Chairman of the Board of Directors, Greenidge Generation Holdings Inc.

I have read, understood and accept all the terms of this offer letter. I have not relied on any agreements or representations, express or implied, with respect to my employment which are not set forth expressly in this letter or in the documents referenced herein, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment by the Company.
Accepted and Agreed:

/s/ Scott MacKenzie                    10/7/22

Scott MacKenzie    Date